Exhibit 10.7
Fred Moll
October 21, 2002

Autocath, Inc.
P.O. Box 620635
Woodside, CA 94062
October 21, 2002
Fred Moll
Dear Fred:
          Autocath, Inc. (the “Company”) is pleased to offer you employment on the following terms:
          1. Position. Your initial title will be President and Chief Executive Officer, and you will initially report to the Company’s Board of Directors. This is a full-time position. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
          2. Cash Compensation. The Company will pay you a starting salary at the rate of $210,000 per year, payable in accordance with the Company’s standard payroll schedule. In addition, you will be entitled to receive a $120,000 signing bonus, payable in three (3) equal annual installments of $40,000 on January 1st of each year beginning on January 1, 2003 so long as you are employed by the Company on such dates.
          3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
          4. Severance Pay. If the Company terminates your employment for any reason other than Cause or if you terminate your employment for Good Reason, then the Company will continue to pay your base salary for a period of 6 months following the termination of your employment and vesting of common stock in accordance with your Stock Purchase Agreement of even date herewith. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures. However, this Paragraph 4 will not apply unless you (a) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (b) have returned all Company property.

Fred Moll
October 21, 2002

          “Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) a material breach of any agreement between you and the Company, (c) a material failure to comply with the Company’s written policies or rules, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross negligence or willful misconduct or (f) a continued failure to perform assigned duties after receiving written notification of such failure from the Company’s Board of Directors.
          “Good Reason” shall mean your voluntary resignation (A) within 180 days following a change in your position with the Company from that of President and Chief Executive Officer to one where you are not Chairman of the Board of Directors and Chief Medical Officer, (B) within 45 days following a reduction in your base salary by more than 10% (except as part of a generalized salary reduction affecting similarly situated employees) or (C) within 45 days following your receipt of notice that your principal workplace will be relocated more than 50 miles.
          5. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
          6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.
          7. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. The Company acknowledges and agrees to: (i) your involvement as a fund raiser, scientific advisor and potential board member of Restoration Robotics, Inc. and (ii) your entering into a consulting agreement with Intuitive Surgical to provide consulting services one day per week and approves of such activities provided they do not materially distract from your duties as President and Chief Executive Officer of the Company.
          8. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
          9. Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.
* * * * *

Fred Moll
October 21, 2002

          We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.
          If you have any questions, please call me at (650) 854-3210.

Very truly yours,

Autocath, Inc.

By:	/s/ Robert Younge

Robert Younge Chief Technical Officer
I have read and accept this employment offer:

/s/ Fred Moll

Signature of Fred Moll

Dated: 11-6-02
Attachment
Exhibit A: Proprietary Information and Inventions Agreement